Exhibit 99
Chairman K. Ray Mahan announced that at the February 27, 2006 meeting of the Board of Directors of Cortland Bancorp (the “Company”) a regular quarterly dividend of $0.22 per share was declared. The dividend is payable to shareholders of record as of March 16, 2007. Payment and distribution to shareholders will occur on April 2, 2007.

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